Exhibit 3.103

CERTIFICATE OF INCORPORATION

OF

AT&T INTERACTIVE SERVICES, INC.

1.        The name of the corporation is:

AT&T INTERACTIVE SERVICES, INC.

2.        The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.        The total number of shares of stock which the corporation shall have authority to issue is One (1) and the par value of such share is One Dollar ($1.00) amounting in the aggregate to One Dollar ($1.00).

5.        The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6.        The name and mailing address of the incorporator is:

M. C. Kinnamon

Corporation Trust Center
1209 Orange Street

Wilmington, Delaware 19801

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 31st day of July, 1989.

/s/ M.C. Kinnamon

M.C. Kinnamon

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AT&T INTERACTIVE SERVICES INC.

AT&T Interactive Services Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:                       That the Board of Directors of AT&T Interactive Services Inc., by the unanimous written consent of its members filed with the minutes of the Board, duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation to change the name of said corporation, declaring said amendment to be advisable and calling a meeting of the sole stockholder of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Paragraph (1) thereof so that, as amended, said Paragraph shall be and read as follows:

“1. The name of the Corporation is First Data Communications Corporation (hereinafter the “Corporation”).”

SECOND:                  That, thereafter, pursuant to a resolution of the Board of Directors of said corporation, the sole stockholder of said corporation executed a Certificate adopting the foregoing resolution.

THIRD:                      That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, AT&T Interactive Services Inc. has caused this Certificate to be signed by Henry C. Duques, its President, and attested by Angelique E. Matney, its Assistant Secretary, on  June 30, 1992.

AT&T Interactive Services Inc.

By:	/s/ Henry C. Duques
Henry C. Duques
Chairman of the Board
and President

ATTEST:
By:	/s/ Angelique E. Matney
Assistant Secretary